Independent Auditors' Consent



The Board of Directors
Miami Subs Corporation:

We consent to the inclusion of our report dated July 31, 1998, except as to note 12, which is as of January 15, 1999, with respect to the consolidated balance sheet of Miami Subs Corporation and subsidiaries as of May 31, 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended, which report appears in the Form 8-K/A of Nathan's Famous, Inc. and subsidiaries dated November 25, 1998.


                                      /S/  KPMG  LLP


Fort Lauderdale
February 1, 1999